Exhibit 99.27

POWER OF ATTORNEY

The undersigned hereby appoints Jeffrey C. Smith, Peter A. Feld and Kenneth R. Marlin, or any of them, his true and lawful attorney-in fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, Form 3, Form 4, Form 5, any settlement agreement, any amendments to any of the foregoing and any related documentation which may be required to be filed in his individual capacity as a result of the undersigned’s beneficial ownership of, or participation in a group with respect to, securities directly or indirectly beneficially owned by Starboard Value and Opportunity Master Fund Ltd, Starboard Value and Opportunity S LLC, Starboard Value and Opportunity C LP, Starboard Value R LP, Starboard Value and Opportunity Master Fund L LP, Starboard Value L LP, Starboard Value R GP LLC, Starboard X Master Fund Ltd, Starboard Value LP, Starboard Value GP LLC, Starboard Principal Co LP and Starboard Principal Co GP LLC or any of their respective affiliates, and granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of Jeffrey C. Smith, Peter A. Feld and Kenneth R. Marlin, or any of them, under this Power of Attorney shall continue with respect to the undersigned until revoked in writing.

Date: November 8, 2022

/s/ Jeffrey C. Smith
Jeffrey C. Smith

/s/ Peter A. Feld
Peter A. Feld
/s/ Gavin T. Molinelli
Gavin T. Molinelli

/s/ Jonathan Sagal
Jonathan Sagal